Exhibit 10.1

BUSINESS DEVELOPMENT AGREEMENT

BUSINESS DEVELOPMENT AGREEMENT (this “Agreement”) is made as of the 23rd day of October, 2006, (the “Effective Date”), between Cargill, Incorporated, a Delaware corporation, through its Emerging Business Accelerator business unit (“Cargill”), on the one hand, and Environmental Power Corporation, a Delaware corporation (“EPC”), and its wholly-owned subsidiary, Microgy Inc., a Colorado corporation (“Microgy”), on the other hand. EPC and Microgy are collectively referred to herein as the “EPC Parties”, and individually as an “EPC Party.” Cargill and the EPC Parties are collectively referred to herein as “Parties”, and individually as a “Party”. Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in Article X.

WHEREAS, the EPC Parties are in the business of developing renewable energy projects and are the licensees of anaerobic digester technology (the “Technology”) which results in energy-production opportunities, emissions-reductions and the potential for issuance of Greenhouse Gas Reduction Certificates resulting from those emissions reductions; and

WHEREAS, Cargill and its Affiliates have contacts with a network of customers, farmers and strategic business partners (the “Cargill Network”) who might utilize the Technology or otherwise add value to such projects;

WHEREAS, the Parties desire to work jointly to identify potential customers, and develop and pursue business opportunities, for the EPC Parties and their Affiliates with members of the Cargill Network that will enable them to undertake anaerobic digester projects (each an “AD Project”); and

WHEREAS, the Parties now wish to enter into a definitive document in furtherance of that desire.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the Parties agree as follows:

Article I.

Business Development

Section 1.1. The territorial scope of the Parties’ activities pursuant to this Agreement is North America, subject to enlargement by mutual agreement.

Section 1.2. Cargill shall use its reasonable efforts to identify AD Projects for the EPC Parties within the Cargill Network (each, a “Project Candidate”). The EPC Parties and Cargill will work jointly to identify specific targeted markets for developing AD Projects within the Cargill Network in accordance with the process set forth in Schedule 1. Within those targeted markets Cargill will utilize the guidelines set forth in Schedule 2 (the “Project Guidelines“), in order to identify specific producers that are deemed appropriate candidates for further discussion (“Project Candidates”). The EPC Parties will make available their technical teams as reasonably necessary to facilitate the determination of Project Candidates. The parties acknowledge that the Project Guidelines are merely guidelines, and satisfaction of all the guidelines will not be a condition to the EPC Parties pursuing a possible AD Project.

Section 1.3. The EPC Parties shall consider each of the Project Candidates and, acting reasonably and at their sole cost and expense, shall select those candidates that they want Cargill to further pursue on their behalf. Cargill will then present to the identified Project Candidates the EPC Parties’ binding Option to implement an AD Project, the form of which is set forth in Schedule 3 (to be reasonably adapted as necessary to conform to specific environmental and physical variations presented by different Project Candidates). Cargill shall pursue negotiations with the Project Candidate with the goal of obtaining a completed and signed version of Schedule 3 as so presented, from the Project Candidate (a “Project Commitment”). At the request of any party, the EPC Parties will make available their staff to facilitate the negotiation and/or completion of a Project Commitment. Once the Project Candidate has signed the Project Commitment, Cargill shall present it to the EPC Parties for their review and consideration. The EPC Parties shall, keeping Cargill informed, proceed to negotiation of a mutually acceptable Lease and Project Agreement with the Project Candidate. Any such negotiations shall be concluded within 120 days of the designated effective date of the Project Commitment as signed by the Project Candidate or said Commitment shall be deemed to be of no further force and effect.

Article II.

Consideration

Section 2.1 As consideration for Cargill’s services hereunder the EPC Parties shall provide Cargill with the following consideration:

(a) Warrants. EPC shall grant Cargill warrants to purchase shares of EPC’s common stock, $0.01 par value per share (“Common Stock”) (the “Warrants”). EPC shall issue to Cargill a Warrant to purchase a number of shares of Common Stock equal to one percent (1%) of the outstanding shares of Common Stock, on a fully diluted basis, on such date (the “Warrant Issuance Date”) Cargill delivers to the EPC Parties executed Project Commitments with Project Candidates relating to AD Projects covering 10,000 Cow Equivalents in the aggregate (the “Warrant Issuance Conditions”), and thereafter shall issue Warrants on each succeeding date on which the Warrant Issuance Conditions have again been satisfied (without regard to any prior satisfaction of the Warrant Issuance Conditions). Such Warrants shall be in the form attached to this Agreement as Schedule 5. If, on any Warrant Issuance Date, the number of shares of Common Stock subject to the Warrant to be issued would, when added to the number of shares of Common Stock subject to Warrants previously issued, exceed four and 99/100 percent (4.99%) of the outstanding shares of Common Stock on such Warrant Issuance Date, then the Warrant to be issued shall cover only that number of shares of Common Stock which, when added to the number of shares of Common Stock subject to previously issued Warrants, equals 4.99% of the outstanding Common Stock on such Warrant Issuance Date, and EPC shall not be obligated to issue any further Warrants pursuant to the terms of this Agreement. Each Warrant shall have an exercise price per share equal to seventy-five percent (75%) of the closing price of the Common Stock on the last trading day immediately prior to the Warrant Issuance Date. All share calculations pursuant to this Section 2.1(a) shall be rounded to the nearest whole share.

(b) Greenhouse Gas Reduction Certificates.

(i)	For a three year period beginning with the first date of issuance of an Eligible Certificate, the EPC Parties shall, after conveying any share due to a Project Candidate pursuant to a Lease and Project Agreement, convey or otherwise grant to Cargill or its designee unencumbered ownership of

25% of any remaining Eligible Certificates that are within the control of the EPC Parties. Said interest conveyance or other grant to Cargill shall be for the life of the Eligible Certificate.

(ii)	During the same three-year period, Cargill shall have the right of first refusal on a proposed sale or other conveyance of the remainder of the Eligible Certificates issued, owned or controlled by the EPC Parties or any Affiliate or designee thereof. If an EPC Party or Affiliate or designee thereof wishes to sell or otherwise convey any such Eligible Certificate, it shall provide (and the EPC Parties shall cause any such Affiliate or designee to comply with this provision) Cargill (or a designee thereof) with notice of not less than 5 business days of the planned sale or conveyance, in which notice period Cargill shall have the opportunity to make bid (including all material terms and conditions, such as price). If the bid is acceptable, the EPC Party, Affiliate or designee, as applicable, shall sell and deliver the Eligible Certificate to Cargill (or its designee) in accordance with documentation entered into with respect to the transaction. If the bid is not acceptable, the EPC Party shall have the right to sell the Eligible Certificate to any other Person on terms no less favorable than those offered by Cargill.

(iii)	In the event the EPC Parties, their Affiliates and designees do not sell their portion of the Eligible Certificates to Cargill (or a designee thereof) or another Person in accordance with this Section, at the request of an EPC Party, Cargill (or a designee) shall exercise its reasonable efforts to aggregate and market the Eligible Certificates of the EPC Parties, their Affiliates and designees, provided, however, that Cargill shall have the right to prioritize the sale and or marketing of its own Eligible Certificates over those of the EPC Parties. There will be no additional compensation payable to Cargill for this service.

(c) Revenue Stream. An AD Project that results in a Project Commitment may generate revenue for an EPC Party from the sale of gas, electricity or other by-products generated by the AD Project (other than Greenhouse Gas Reduction Certificates) (all such revenue being referred to herein as “Source Revenue”). With respect to each AD Project subject to a Project Commitment that generates Source Revenue to an EPC Party, the EPC Party shall pay to Cargill, within 30 days of receipt of revenue, two percent of all such Source Revenue received by the EPC Party from such project for a five year period following the date of the first receipt of any such Source Revenue.

(d) Right To Bid. During a three-year period following the date of the first generation of gas or electricity generated by an AD Project subject to a Project Commitment, Cargill shall have the right of first refusal on the proposed sale or other conveyance of all gas and electricity generated by that AD Project. If an EPC Party or Affiliate or designee thereof wishes to sell or otherwise convey any such gas or electricity, it shall provide (and the EPC Parties shall cause any such Affiliate or designee to comply with this provision) Cargill (or a designee thereof) with notice of not less than 5 business days of the planned sale or conveyance, in which notice period Cargill shall have the opportunity to make a bid (including all material terms and conditions, such as price). If the offer is acceptable, the EPC Party, Affiliate or designee, as applicable, shall sell and deliver the gas or electricity to Cargill (or its designee) in accordance with documentation entered into with respect to the transaction. If the offer is not acceptable, the EPC Party shall have the right to sell the gas or electricity to any other Person on terms no less favorable than those offered by Cargill.

Article III.

Representations and Warranties

Section 3.1 Cargill and the EPC Parties each represent, warrant and agree to the other that, as of the Effective Date and at all times during the term of this Agreement, (a) it is (and will be) a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation, with full power, right and authority to own its properties and conduct its business as now being conducted and to execute, deliver and perform its obligations under this Agreement, (b) the execution, delivery and performance by it of this Agreement has been duly authorized by all necessary corporate action, requires no action by or in respect of, or filing with, any governmental authority and does not (and will not) contravene, or constitute a default under, any provision of applicable law, rule or regulation or its constitutional documents or any contract or agreement, judgment, injunction, order, decree or other instrument binding upon it, and (c) this Agreement is the legal, valid and binding obligation of it, enforceable against it in accordance with its terms.

Section 3.2 The EPC Parties each represent, warrant, and agree that they have the right, title and license to the Technology, and that the purchase, use or sale of the Technology does not infringe on any intellectual property interest of any third party in any country.

Article IV.

Term and Termination

Section 4.1 This Agreement shall commence on the Effective Date and terminate upon the earliest to occur of the following (the “Termination Date”):

(a) the third anniversary of the Effective Date;

(b) the completion by Cargill of AD Projects resulting in Project Commitments signed by Project Candidates covering 50,000 Cow Equivalents.

(c) termination by a Party, if (i) any court of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated in this Agreement, and (ii) such order, decree, ruling or other action shall have become final and non-appealable (each Party hereby agreeing to use its reasonable endeavours have any such order, decree, ruling or other action lifted or rescinded);

(d) termination by a Party if the other Party is in default or breach in any material respect of any representation, warranty, covenant or agreement contained herein, and such default or breach is not cured within 30 days after the date notice of such default or breach is delivered by the Party claiming such default or breach to the Party or Parties in default or breach;

(e) termination by a Party immediately if the other party becomes insolvent or unable to pay its debts generally when due, has a trustee or receiver appointed for any or all of its assets, makes an assignment for the benefit of creditors, or has a bankruptcy petition filed by or against it, and such petition is not dismissed within 90 days.

(f) termination by a Party if the other Party ceases, or threatens to cease, to carry on business; and

(g) termination by a Party for any reason upon thirty (30) days written notice to the other Party.

Section 4.2 In the event of the termination of this Agreement pursuant to Section 4.1, this Agreement shall forthwith become void (except for Section 4.3 and Articles VIII, IX and X which shall continue in effect), and there shall be no liability or obligation on the part of any Party with respect to this Agreement, except that (a) such termination shall not (i) relieve any Party of any liabilities resulting from any breach hereof by such Party on or prior to the date of such termination, or (ii) affect any rights arising hereunder on or prior to the date of such termination or as a result of any breach or termination, and (i) Cargill shall remain entitled to all consideration under Article II for all AD Projects subject to a Project Commitment entered into on or before the Termination Date. Upon termination of this Agreement pursuant to Section 4.1(a) or (b), the parties may wish to enter into successor Agreements subject to terms and conditions mutually agreeable to the Parties.

Section 4.3. It is agreed that, if and to the extent permitted by law, the EPC Parties shall not and shall cause their respective Affiliates not to, during the term of this agreement or for two years after the Termination Date in the event of the termination of this Agreement for any reason whatsoever by an EPC Party pursuant to Section 4.1, either on its own account or on behalf of any other Person, solicit contracts or projects from (or otherwise seek to conclude any project commitment, mandate, agreement or other documentation ) any Person who has entered into negotiations with Cargill or an Affiliate thereof with respect to an AD Project (but with whom no Project Commitment, mandate, agreement or other documentation has been concluded) without written permission from Cargill or Cargill’s participation pursuant to Section 1.2 and 1.3 of this Agreement.

Article V.

Costs

Section 5.1 The Parties shall each bear and be responsible for all of their own respective costs and expenses (including but not limited to any legal fees, due diligence costs,

and accounting fees related to documenting and executing this Agreement) incurred at any time in connection with the pursuit of AD Projects and its obligations under this Agreement. The EPC Parties alone shall bear all costs, expenses and liabilities associated with the construction, development and implementation of AD Projects.

Article VI.

Access to Books and Records

Section 6.1 With respect to each AD Project or Project Commitment, The EPC Parties shall (a) advise Cargill in writing, sometime within the last week of each month, of any (i) AD Project they or any of their Affiliates are pursuing; (ii) Project Commitments they or any of their Affiliates enter into with respect to an AD Project, (iii) the number of Greenhouse Gas Reduction Certificates resulting from or issued based upon any AD Project; and (b) provide Cargill with reasonable access (during normal business hours), following receipt of reasonable notice of its wish to do so, to all their books and records relating to any AD Project to allow Cargill to verify the foregoing. The EPC Parties shall retain all books and records regarding AD Projects for five (5) years from the completion of the project to which they pertain. For the avoidance of doubt, it is agreed that neither of the EPC Parties nor any of its Affiliates shall be obliged to provide any of information or access to books and records provided for in this Section save in respect of the activities of the EPC Parties in relation to AD Projects or activities or operations flowing therefrom. There shall be no obligation to provide any information or access to business records in relation to the activities of any business division or unit of the EPC Parties or that of any of Affiliates of the EPC Parties.

Section 6.2 For each AD Project as to which the EPC Parties elect to have Cargill commercialize the Eligible Certificates, Cargill shall (a) advise the EPC Parties in writing, sometime within the last week of each month, of any mandate, contract or agreement which Cargill enters into with respect to the commercialization of such certificates from an AD Project, and (b) provide the EPC Parties with reasonable access (during normal business hours), following receipt of reasonable notice of its wish to do so, to all the books and records of Cargill relating to any AD Project to allow the EPC Parties to verify the foregoing. Cargill shall retain the books and records of Cargill relating to AD Projects for five (5) years from the completion of the project to which they pertain. For the avoidance of doubt, it is agreed that neither Cargill nor any of its Affiliates shall be obliged to provide any of information or access to books and records provided for in this Section save in respect of the activities of Cargill in relation to AD Projects. There shall be no obligation to provide any information or access to business records in relation to the activities of any other business division or unit of Cargill or that of any of Cargill Affiliates.

Article VII.

Independent Contractors

Section 7.1 The Parties shall be deemed to be independent contractors under this Agreement and nothing contained herein nor in the conduct of either Party shall be construed as establishing any partnership, agency relationship or joint venture between the Parties. Neither Party is authorized to act as an agent of the other for any purposes whatsoever, except as may be otherwise expressly provided herein.

Article VIII.

Disclaimer; Indemnification; Limitation of Damages

Section 8.1 If, and to the extent permitted by law, each Party hereby indemnifies, defends, and holds harmless the other Party from any and all claims, costs, liabilities, or damages (including reasonable attorney’s fees), whether for death, personal injury, property damage or otherwise, arising out of, related to or in connection with its: (a) breach of this Agreement; (b) violation of warranties under this Agreement; or (c) negligent, reckless or wilful acts in connection with its actions under this Agreement. In addition, the EPC Parties agree to defend, indemnify and hold harmless Cargill, and its officers, employees, agents, and customers from and against any and all liability, loss, damage, fine, penalty, cost or expense (including attorneys’ fees) by reason of any allegation, claim, action or suit, whether for death, personal injury, property damage or otherwise, arising out of, related to or in connection with (i) any alleged or actual, direct or contributory infringement or misappropriation of any patent, copyright, trade secret or other intellectual property interest of any Person in any country arising from the purchase, use or sale of such Technology or (ii) any acts or omissions of the EPC Parties in connection with the design, construction, development and operation of any AD Project.

Section 8.2 SAVE TO THE EXTENT ANY SUCH EXCLUSION IS PROHIBITED BY LAW, NOTWITHSTANDING ANY PROVISION TO THE CONTRARY, NEITHER PARTY SHALL BE LIABLE FOR SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE, CONTINGENT OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOST BUSINESS, LOST PROFITS (OTHER THAN LOST PROFITS BASED ON INFRINGEMENT CLAIMS), DAMAGE TO GOODWILL OR REPUTATION AND/OR DEGRADATION IN VALUE OF BRANDS, TRADEMARKS OR TRADE NAMES, SERVICE NAMES OR SERVICE MARKS, OR INJURY TO PERSONS, WHETHER ARISING OUT OF BREACH OF CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE, FAILURE TO WARN OR STRICT LIABILITY), CONTRIBUTION, INDEMNITY, SUBROGATION OR OTHERWISE, EVEN IF ADVISED IN ADVANCE OF THEIR LIKELIHOOD.

Article IX.

Miscellaneous

Section 9.1 All notices, requests, demands or other communications required or permitted to be given or made under this Agreement shall be in writing, and will be sent to the other Party marked for the attention of the person at the address set out for such Party in this Agreement. Notices may be sent by first-class mail, facsimile transmission or email provided that facsimile and e-mail transmissions are confirmed within 24 hours by first-class mailed confirmation of a copy. Correctly addressed notices sent by first-class mail will be deemed to have been delivered 72 hours after posting and correctly directed facsimile and/or e-mail transmissions will be deemed to have been received instantaneously on transmission provided that they are confirmed as set out above. The addressees, facsimile numbers and e-mail addresses of the Parties for purposes of this Agreement are as follows:

To Cargill:	Cargill, Incorporated
Attention: EBA Managing Director
15407 McGinty Road West
Wayzata, MN 55391
Facsimile Number: (952) 742-2992
E-mail address: David_Patchen@cargill.com

To the EPC Parties:	Microgy/Environmental Power Corporation
Attention: Richard Kessel

One Cate Street, 4th Floor
Portsmouth, NH 03801
Facsimile Number: 603.431.2650
E-mail: rkessel@environmentalpower.com

Any Party may change its address and/or fax number(s) for the purpose of this Agreement by giving written notice to the other party at the address and in the manner provided above.

Section 9.2 Headings. The headings as to the contents of particular sections of this Agreement are inserted for convenience and shall not be construed as a part of this Agreement or as a limitation on the scope of any terms or provisions of this Agreement.

Section 9.3 Provisions Severable. If any provision or covenant, or any part thereof, of this Agreement should be held by any court of competent jurisdiction to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

Section 9.4 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

Section 9.5 No Third Party Beneficiaries. No provision of this Agreement is intended, nor shall it be construed, to be for the benefit of any third party.

Section 9.6 Entire Agreement. This Agreement contains the entire agreement of the Parties with respect to the subject matter hereof, and no representations, warranties, inducements, promises or agreements, oral or otherwise, between the Parties not embodied in this Agreement shall be of any force or effect. The Parties hereby confirm their obligation under the Confidentiality Agreement, dated July 24, 2006, between them.

Section 9.7 Modifications. This Agreement shall not be modified or amended in any respect except by a written agreement executed by authorized representatives of both Parties.

Section 9.8 Waiver. No failure on the part of any Party to exercise, and no delay in exercising any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy by any such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No express waiver or assent by any Party to any breach of or default in any term or condition of this Agreement shall constitute a waiver of or an assent to any succeeding breach of or default in the same or any other term or condition hereof.

Section 9.9 Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of the Parties, and their respective permitted successors and assigns.

Section 9.10 Drafting Party. The provisions of this Agreement have been prepared, examined, negotiated and revised by each Party and its respective counsel, and no implication shall be drawn and no provision shall be construed against any Party by virtue of the purported identity of the drafter of this Agreement or any portion thereof.

Section 9.11 Assignment. Neither Party shall be free to assign or transfer its rights under this Agreement without the consent of the other Party, to be given or withheld in its sole discretion. Nothing in this Agreement shall be construed to limit Cargill in its ability to freely trade and/or distribute its share of the Eligible Certificates earned in connection with its work under this Agreement.

Section 9.12 Public Announcements, Public Relations and Marketing Communication. Except as may be required by law or any regulatory (including any relevant stock exchange) or governmental body, including without limitation, arising by reason of listing of shares, any public announcement, press release or external marketing communications tool (including but not limited to brochures, power point presentations or trade journal publications) in any way related to the subject matter of this Agreement shall require the prior written consent and approval of both parties. Provided it has obtained such approval, the EPC Parties may use Cargill’s name and logo in their communications and marketing materials in accordance with the terms of use on the Cargill website (http://www.cargill.com/news/media/advertising.htm) upon executing a Logo Approval agreement to be provided by Cargill. If a Party determines it is required by law or any regulatory (including any relevant stock exchange) or governmental body to make any public announcement or filing with respect to the subject matter hereof, it shall promptly advise the other Party and in good faith work with it to prepare a mutually acceptable announcement or filing.

Section 9.13 Non-Exclusivity.

(a) During the time period beginning on the Effective Date and ending on the Termination Date, the EPC Parties agree that they will not enter into discussions or any binding agreement with any of the parties or their Affiliates set forth in Schedule 4 (the “Prohibited Parties”) regarding any business development arrangement similar to that contemplated herein under which the Prohibited Party would identify, facilitate or source prospective AD Projects for the EPC Parties. Cargill may update the list of Prohibited Parties on an annual basis, provided, however, that there may be no more than seven (7) Prohibited Parties at any time (excepting Affiliates of such Prohibited Parties). Notwithstanding the foregoing, Cargill acknowledges and agrees that the EPC Parties may enter into agreements with any of the foregoing Prohibited Parties so long as the EPC Parties can demonstrate that either one of them commenced discussions with the Prohibited Party prior to September 30, 2006 (or, in the case of new Prohibited Parties on an updated list, prior to the EPC Parties’ receipt of the updated list).

(b) Subject to the provisions of Sections 4.3 and 9.13 above, the arrangements referred to in this Agreement are not to be deemed exclusive to Cargill and/or its Affiliates or the EPC Parties and/or their Affiliates and each or any of them shall be free to enter into similar arrangements and/or render services substantially similar to those referred to herein to others on such terms as each or any of them may arrange so long as their respective abilities to perform their respective obligations under this Agreement is not thereby impaired and to retain for their own use and benefit fees or other moneys payable thereby.

Article X

Definitions

Section 9.14 Section 10.1 As used in this Agreement, the following terms shall have the following meanings, equally applicable to the singular and plural forms of the terms defined:

a.	“AD Project” has the meaning assigned thereto in the recitals.

b.

“Affiliate” shall mean, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person. Control shall mean (a) the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, or (b) the direct or indirect ownership of more than fifty percent (50%) of the total voting securities of every class or other evidences of ownership interest of the Person, and “controlling” and “controlled” shall have meanings correlative thereto.

c.	“Cargill Network” has the meaning assigned thereto in the recitals.

d.	“Cow Equivalents” has the meaning assigned thereto in Schedule 1.

e.	“Eligible Certificate” means a Greenhouse Gas Reduction Certificate issued to, owned or controlled by an EPC Party or any Affiliate or designee thereof in connection with or related to an AD Project subject to a Project Commitment.

f.	“Greenhouse Gas Reduction Certificates” shall mean any emissions reduction or other credits resulting from or issued based upon emissions reduction projects, including, without limitation: (a) certified emission reduction credits or emission reduction units issued with respect to any Clean Development Mechanism or Joint Implementation under the rules of the Kyoto Protocol; (b) Carbon Financial Instruments that trade at the Chicago Climate Exchange; and (c) any other such credits or certificates which now or in the future exist or trade in any geographical region or market.

g.	“North America” means the United States, Canada, and Mexico.

h.	“Person” shall mean any individual, corporation, limited liability company, proprietorship, firm, partnership, limited partnership, limited liability partnership, trust, association, joint venture, governmental authority or agency or any other entity.

i.	“Project Candidate” has the meaning assigned thereto in Section 1.1.

j.	“Project Commitment” has the meaning assigned thereto in Section 1.2.

k.	“Project Guidelines” has the meaning assigned thereto in Section 1.1.

l.	“Source Revenue” has the meaning assigned thereto in Section 2.1 (c).

m.	“Technology” has the meaning assigned thereto in the recitals;

n.	“Termination Date” has the meaning assigned thereto in Section 4.1.

IN WITNESS WHEREOF, the Parties have caused this Business Development Agreement to be executed and delivered by their authorized representatives as of the date first written above.

CARGILL, INCORPORATED		MICROGY, INC.

By:	/s/ Brent Bechtle	By:	/s/ Richard E. Kessel
Name:	Brent Bechtle	Name:	Richard E. Kessel
Title:	Vice President	Title:	President

THE ENVIRONMENTAL POWER CORPORATION

By:	/s/ Richard E. Kessel
Name:	Richard E. Kessel
Title:	President & CEO